EXHIBIT 3.6

YUKON Justice  YUKON BUSINESS CORPORATIONS ACT    FORM 3-01
                    (Section 190)

ARTICLES OF CONTINUANCE

1.   Name of Corporation:     INDO-PACIFIC ENERGY LTD.

2. The classes and any maximum number of shares that the Corporation is authorized to issue:

          100,000,000 common shares without par value.

3.   Restrictions, if any, on share transfers:    None.

4. Number (or minimum or maximum) of Directors: Minimum of 3 and maximum of 11.

5. Restrictions if any on business the Corporation may carry on:

         The Corporation is restricted from carrying on
             the business of a railway, steamship,
          air transporter, canal, telegraph, telephone
                     or irrigation company.

6.   If change of name effected, previous name:   Not applicable.

7.   Details of Incorporation:

  Incorporated on Juy 31, 1979 under the Company Act (British Columbia) as Pryme Energy Resources Ltd., incorporation number
194694; changed its name to Newjay Resources Ltd. on August 23, 1985; changed its name to Consolidated Newjay Resources Ltd. on August 25, 1993; and changed its name to Indo-pacific Energy Ltd.
                        on May 9, 1995.

8.   Other provisions, if any:

A. A meeting of the shareholders of the Corporation may, in the directors' unfettered discretion, be held at a location specified by the ddirectors in the notice of such meeting.
B. The directors of the Corporation may, between annual general meetings of the Corporation, appoint one or more additional directors to serve until the next annual general meeting but the number of additional directors shall not at any time exceed one third of the number of directors who held office at the expiration of the last general meeting, and in no event shall the total number of directors exceed the maximum number of directors fixed pursuant to paragraph 4 of the Articlesof Continuance.

9.   Date                Signature           Title
     Sept. 10, 1997      John Holland        Director